Exhibit 4(b)

                          HANGER ORTHOPEDIC GROUP, INC.
                             Stock Option Agreement

     THIS AGREEMENT is made as of October 15, 2001, by and between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the "Company"), and George McHenry (the "Optionee").

                              W I T N E S S E T H:
                               -------------------

     WHEREAS, the Company desires to grant to the Optionee an incentive stock option under the Company's 1991 Stock Option Plan to purchase seventy-five thousand (75,000) shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in consideration for the Optionee's service to the Company.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

     1. Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby grants to Optionee the right and option to purchase from the Company all or part of an aggregate of seventy-five thousand (75,000) shares of Common Stock. This option is intended to constitute an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Option Price and Time of Exercise. The per-share purchase price at which the shares subject to option hereunder may be purchased by Optionee pursuant to his exercise of this option shall be $5.50, which price equals the closing sale price per share of the Common Stock on the New York Stock Exchange on October 12, 2001, being the last business day immediately preceding the commencement of Optionee's employment with Company on October 15, 2001. The Optionee's right to exercise this option shall vest as to 25% of the shares of Common Stock underlying the option at the end of each of the first four years following the date hereof. The right to exercise the option shall be cumulative to the extent not theretofore exercised. The right to exercise the option shall in all events expire, except as provided in Paragraph 7 below, after the day preceding the tenth anniversary hereof (the "Option Period").

     3. Method of Exercise and Payment for Shares. This option shall be exercised by written notice directed to the Company at its principal office, specifying the number of shares to be acquired upon such exercise and indicating whether the exercise is being paid for (i) in cash, (ii) in shares of Common Stock already owned by the Optionee and valued at their fair market value on the date of exercise of the option, (iii) by requesting the Company to withhold from the number of shares of Common Stock otherwise issuable upon exercise of the option that number of shares of Common Stock having an aggregate fair market value on the date of exercise equal to the option price for all the shares of Common Stock subject to such exercise, or (iv) by a combination of (i), (ii) and/or (iii) above.

     4. Non-transferability. This option is not transferable by Optionee except as otherwise provided in Paragraph 7 below, and during Optionee's lifetime is exercisable only by him.

     5.  [Paragraph Intentionally Deleted].

     6. Notice of Sale of Stock; Withholding. The Optionee hereby agrees to notify the Company in writing if any shares of Common Stock acquired hereunder are "disposed of" within the meaning of Section 422A of the Code, within two years after the date of grant of this option or within one year after the transfer of such shares of Common Stock to the Optionee. If the Optionee does "dispose of" any shares of Common Stock acquired hereunder within either such time period, then the Optionee further agrees to make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

     7. Exercise After Death or Termination of Service to the Company. In the event Optionee dies before the expiration of this option, Optionee's estate, or the person or persons to whom his rights under this option shall pass by will or the laws of descent and distribution, may exercise this option, to the extent exercisable at the date of death, at any time within twelve (12) months following Optionee's death (but in any event before the expiration of the Option Period). In the event Optionee ceases to be employed by the Company or a subsidiary of the Company by reason of termination of employment other than for cause (as defined in Optionee's Employment Agreement with the Company or a subsidiary of the Company) or other than for the voluntary termination of employment by Optionee, before expiration of the Option Period, the shares of Common Stock underlying this option, to the extent not previously exercised, shall become fully vested and exercisable, with this option thereafter being exercisable at any time within twelve (12) months immediately following such termination of employment (but in any event before the expiration of the Option Period). If Optionee's employment is otherwise terminated for cause or the voluntary termination of employment by Optionee, this option shall immediately terminate at the time of such termination of employment.

     8.  Adjustments.

         (a) Adjustments by Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock, or change in any way the rights and privileges of such shares, by means of the payment of a Common Stock dividend or the making of any other distribution upon such shares payable in Common Stock, or through a Common Stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Common Stock, then the numbers, rights and privileges of the shares of Common Stock underlying the option granted hereunder shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

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

         (b) Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Common Stock payable in securities or other property (except money or Common Stock), a proportionate part of such securities or other property shall be set aside and delivered to the Optionee upon exercise hereof.

         (c) Apportionment of Price. Upon any occurrence described in the preceding subsections (a) and (b) of this Section 8, the total option price hereunder shall remain unchanged but shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other property subject to this option.

         (d) Rights to Subscribe. If the Company shall at any time grant to the holders of its Common Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be added to the number of shares underlying this option the Common Stock or other securities which the Optionee would have been entitled to subscribe for if immediately prior to such grant the Optionee had exercised his entire option, and the option price shall be increased by the amount which would have been payable by the Optionee for such Common Stock or other securities.

         (e) Determination by the Company. Adjustments under this Section 8 shall be made by the Company, whose determinations with regard thereto shall be final and binding. No fractional shares of Common Stock shall be issued on account of any such adjustment.

     9.  Merger, Consolidation, Acceleration of Option Vesting.

         (a) Effect of Transaction. Upon the occurrence of any of the following events, if the notice required by Section 9(b) hereof shall have first been given, the option granted hereunder shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Company: (i) the merger, consolidation or liquidation of the Company or the acquisition of its assets or stock pursuant to a nontaxable reorganization, unless the surviving or acquiring corporation, as the case may be, shall assume all outstanding options of the Company or substitute new options for them pursuant to Section 425(a) of the Code; (ii) the dissolution or liquidation of the Company; (iii) the appointment of a receiver for all or substantially all of the Company's assets or business; (iv) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (v) the sale, lease or exchange of all or substantially all of the Company's assets and business.

         (b) Notice of Such Occurrences. At least 30 days' prior written notice of any event described in Section 9(a) hereof, except the transactions described in subsections 9(a)(iii) and (iv) as to which no notice shall be required, shall be given by the Company to the Optionee. If the Optionee is so notified, he may exercise all or a portion of the entire unexercised portion of this option at any time before the occurrence of the event requiring the giving of notice, regardless of whether all conditions of exercise relating to continuation of employment for specified periods of time have been satisfied. Such notice shall be deemed to have been given when delivered


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

personally to the Optionee or when mailed to the Optionee by registered or certified mail, postage prepaid, at the Optionee's last address known to the Company.

     10. Binding Effect, Entire Agreement. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the personal representatives of Optionee and the successors of the Company. This Agreement constitutes the entire agreement between the parties and cannot be altered, modified, or changed in any way unless made in writing and signed by the party against whom such alteration, modification, or change is asserted. This Agreement shall be governed by the laws of the State of Delaware.


     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its President and attested by its Secretary, and the Optionee has affixed his signature hereto.

                                             /s/ George McHenry
                                             -----------------------------------
                                             George McHenry
                                             Optionee



Attest:                                      HANGER ORTHOPEDIC GROUP, INC.


/s/ Glenn Lohrmann                           /s/ Ivan R. Sabel
-----------------------------------          -----------------------------------
Glenn Lohrmann                               Ivan R. Sabel
Secretary                                    Chairman, President and Chief
                                             Executive Officer


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


                          HANGER ORTHOPEDIC GROUP, INC.
                       Amendment to Stock Option Agreement

     THIS AMENDMENT, dated as of January 2, 2002, is entered into by and between HANGER ORTHOPEDIC GROUP, INC., a Delaware corporation (the "Company"), and George E. McHenry (the "Optionee"), and amends the Stock Option Agreement, dated as of October 15, 2001, by and between the Company and the Optionee (the "Stock Option Agreement").

     The Stock Option Agreement is hereby amended to provide that (i) the option granted under the Stock Option Agreement is a nonqualified stock option and is not an incentive stock option under the Company's 1991 Stock Option Plan; and
(ii) the provisions set forth as Section 3(iii) of the Stock Option Agreement, which permits the withholding from shares issuable upon exercise of the option that number of shares having an aggregate fair market value equal to the option exercise price, is hereby eliminated as a method of exercise and payment under the Stock Option Agreement. All other provisions of the Stock Option Agreement remain unchanged.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its President and attested by its Secretary, and the Optionee has affixed his signature hereto.

                                            /s/ George McHenry
                                            ------------------------------------
                                            George E. McHenry
                                            Optionee



ATTEST:                                     HANGER ORTHOPEDIC GROUP, INC.


/s/ Glenn Lohrmann                          /s/ Ivan R. Sabel
-----------------------------------         ------------------------------------
Glenn Lohrmann                              Ivan R. Sabel
Secretary                                   Chairman and Chief Executive Officer


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